EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Novacea, Inc. 2006 Incentive Award Plan (the “2006 Plan”) and the Amended 2001 Stock Option Plan of Novacea, Inc. (the “2001 Plan”) of our report dated March 24, 2006 (except for the fourth paragraph of Note 10, as to which the date is May 3, 2006), with respect to the financial statements of Novacea, Inc. included in the Prospectus dated May 9, 2006 to the Registration Statement (Form S-1 No. 333-131741) of Novacea, Inc. filed with the Securities and Exchange Commission.

Ernst & Young LLP

Palo Alto, California

June 28, 2006